AMENDED CONSULTING AGREEMENT


      This Amended Consulting Agreement (the "Agreement") is entered into as of March 1, 1999 between Panoramic Care Manager, Inc., (formerly named FreeStyle Publications, Inc.) a Colorado corporation with its principal place of business at 11350 West 72nd Place, Arvada, Colorado 80005, (the "Company") and Bolder Venture Partners, LLC, a Colorado limited liability company with its principal place of business at 1919 14th Street, Suite 800, Boulder, Colorado 80302, (the "Consultant").

                                   RECITALS

      A. The Company and the Consultant have entered into a letter of intent, dated September 14, 1998, (the "LOI"), pursuant to which the Consultant has provided and is providing consulting services to the Company.

      B. The Company has amended its Articles of Incorporation and effected a Stock Split, as contemplated by the LOI, so that there are presently outstanding 2,000,000 shares of Common Stock, $.001 par value per share, and the name of the Corporation has been changed to Panoramic Care Manager, Inc., and Consultant has furnished consulting services to the Company as contemplated in the LOI.

      C. To formalize the consulting arrangements contemplated in the LOI, the Company and the Consultant entered into a Consulting Agreement dated as of December 7, 1998.

      D. The Company proposes to make a public offering of its shares on the Vancouver Stock Exchange ("VSE") and has been advised that, in order to comply with certain of the requirements of the VSE, certain of the terms of the Consulting Agreement should be modified, and the Company and the Consultant have therefore agreed upon amended terms as set forth herein.


                                  AGREEMENT

      In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Effective Date. This Agreement shall be deemed to be effective from December 1, 1998 (the "Effective Date"), and it supersedes the LOI, the original Consulting Agreement, and any other agreements between the Consultant and the Company relating to consulting services to be furnished by the Consultant to the Company and all such previous agreements shall hereafter be deemed terminated for all purposes.

      2. Consulting Services. The Consultant shall be reasonably available during the period from the Effective Date through May 31, 1999 (the "Consulting Period"), unless the term of this Agreement is renewed pursuant to Section 7, to consult with the officers of the Company with


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respect to matters of corporate development, capital raising and other financial matters. Such consultation may include but shall not be limited to the following:

            (a) INTERIM FINANCING. The Consultant shall advise and assist with respect to a private placement of the Company's Common Stock to raise up to $600,000 of equity capital. The Consultant has been furnishing advise with respect to such private placement since the Effective Date, and the private placement has been completed.

            (b) PUBLIC OFFERING. The Consultant shall advise and assist the Company in preparation for a public offering of its Common Stock with the intention to raise approximately $1,000,000 to $1,250,000 gross proceeds to the Company, depending on market conditions. It is presently anticipated that such offering would be effected through the facilities of the Vancouver Stock Exchange in Vancouver, British Columbia and that the Common Stock would be priced at approximately $1.00 per share to the public. The Consultant shall assist the Company in selecting and engaging investment bankers to represent the Company as an underwriter or agent in connection with the public offering with Common Stock and otherwise to complete the offering.

            (c) OTHER DUTIES; COORDINATION AND REPORTING. The Consultant shall cause its principals to be available at reasonable times for consultation with respect to strategic planning for the Company, including financial and capital raising matters, both related to and in addition to those specific consultant assignments described in the proceeding paragraphs of this Section 2. In performing its services hereunder, the Consultant shall coordinate closely with the officers and directors and other agents and advisers of the Company and shall keep the officers of the Company fully advised at all times about the status of all discussions with third parties concerning any of the services provided by the Company hereunder. The Consultant shall furnish such reports concerning its consulting activities at such intervals as the Company may from time to time reasonably request.

            3. Independent Contractor. The parties acknowledge that the Consultant is acting as an independent contractor in furnishing the services provided for hereunder and that neither the Consultant nor any of its officers or agents is an employee of the Company or subject to the supervision and direction of the Company in the performance of its services. Nothing herein shall be deemed to create a partnership, joint venture or other relationship between the Consultant and the Company other than the consulting relationship described above.

            4.    Consulting Fees and Expenses.

                  (a) CONSULTING FEE. In consideration for the services to be provided by the Consultant hereunder, the Consultant shall receive Warrants to purchase shares of Common Stock of the Company (the "Consulting Fee") upon the following terms:

                        (i) Concurrently with the execution of this Agreement, the Company has granted to the Consultant Warrants to purchase up to 200,000 shares of Common Stock of the Company at an exercise price of $.25 per share. The Warrants shall be immediately


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

exercisable, and expire at the close of business the day prior to the offering of shares in the Public Offering referred to in Section 3(b) above, but no later than September 30, 2003.

                        (ii) Upon completion of the Private Placement, the Company shall grant to the Consultant Warrants to purchase 240,000 shares of Common Stock of the Company with an exercise price of $1.00 per share. The Warrants shall be exercisable beginning 90 days after the Company's shares are listed, posted, and called for trading on the Vancouver Stock Exchange (the "Listing Date"), or on December 31, 1999, whichever is earlier, and shall expire five (5) years after that date.

                        (iii) Upon completion of the initial Public Offering, the Company shall grant to the Consultant Warrants to purchase a number of shares equal to 10% of the number of shares of Common Stock of the Company issued in the initial Public Offering with an exercise price equal to the price per share received by the Company in the initial Public Offering, for the first year after the Listing Date, increased by 15 percent for the remainder of the term of the Warrants. The Warrants shall become exercisable six months after the Listing Date and shall remain exercisable for five years after the Listing Date.

                        (iv) The Warrants provided for in the preceding paragraphs shall be evidenced by Warrant Agreements in form satisfactory to the Company and the Consultant.

            b. Cash Compensation. In addition to the compensation provided for under Section 3 (a), during the Consulting Period the Company shall pay the Consultant a monthly retainer of $6,000, and upon completion of the Private Placement, the Company shall pay to the Consultant cash compensation in an amount equal to 7.5% of the gross proceeds received by the Company in the Private Placement.

            c. Expense Reimbursement. The Company shall reimburse the Consultant, in accordance with the Company's expense reimbursement policies, for reasonable out-of-pocket expenses incurred in connection with the services provided pursuant to this Agreement upon presentation of an itemized accounting of such expenses with reasonable supporting data.

            5. Trade Secrets and Confidential Information. During the term of this Agreement and for a period of five (5) years following the termination of Consultant's services hereunder, the Consultant shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than at the specific written request of the Company, any of the Company's Confidential Information, unless such disclosure is compelled in a judicial or governmental proceeding or is required by law; PROVIDED, HOWEVER, that the Consultant shall give the Company written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use his best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced. All documents, records, notebooks, and similar repositories of records containing information relating to any Confidential Information now in the


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

Consultant's possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request.

      Consultant agrees that any violation by the Consultant of the agreements contained in Section 5 are likely to cause irreparable damage to the Company and the Consultant therefore agrees that if there is a breach or threatened breach by the Consultant of the provisions of said sections, the Company shall be entitled to an injunction restraining the Consultant from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

            6. Reliance on Company Information; Indemnification and Limitation of Liability. The Company recognizes and confirms that in the performance of its services hereunder: (i) Consultant may rely upon information provided by the Company without independent verification and (ii) Consultant does not assume responsibility for the accuracy or completeness of such information, whether or not it makes an independent investigation to verify such information. In no event shall Consultant be liable for acting in accordance with instructions from the Company or any entity authorized to act on its behalf.

                  (a) In consideration of Consultant's services as provided herein, the Company agrees to indemnify and hold harmless Consultant and its members, managers, officers, agents and employees against any loss, claim, damage, liability, or expense, including reasonable counsel fees and expenses ("Losses") arising out of or to which Consultant may become subject in connection with this engagement, unless such Loss results from Consultant's willful misfeasance, bad faith or gross negligence.

                  (b) Consultant shall indemnify, defend and hold harmless the Company and each of its directors, officers and employees against Losses arising out of (i) any material misrepresentation about the Company that is inconsistent with written information furnished to the Consultant by the Company, or (ii) or any action by the Consultant in connection with its performance of services hereunder which constitutes willful misfeasance, bad faith or gross negligence by the Consultant.

                  (c) If any third party threatens to commence or commences any action for which one party (the "indemnifying party") may be required to indemnify another person hereunder, (the "indemnified party"), the indemnified party shall promptly give notice thereof to the indemnifying party. The indemnifying party shall be entitled, at its own expense and without limiting its obligation to indemnify the indemnified party to assume control of the defense of such action, with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. If the indemnifying party assumes control of the defense, the indemnified party may participate in the defense of such claim at its own expense. Without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, the indemnifying party may not settle or compromise the liability of the indemnified party in any such action, or consent to or permit the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or


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

consent, each indemnified party received from such claimant an unconditional release from all liability in respect of such claim.

            7. Termination; Renewal. This Agreement and the Consultant's obligations to perform services hereunder shall terminate at the end of the Consulting Period unless extended by the written consent of both the Consultant and the Company.

            8. Nonassignability; Successors. This Agreement provides for personal services by the Consultant and its obligations hereunder may not be assigned or delegated. The rights and obligations of the Company, and the rights of the Consultant hereunder, shall bind and inure to the benefit of the successors of the Consultant and the Company (including, in the case of the Company, any successor to the business of the Company, whether by merger, consolidation, acquisition of assets or any other transaction).

            9. Entire Agreement. This Agreement is the entire agreement between the parties and no representations, warranties or other statements or promises have been made by either party to the other in connection with this Agreement.

            10. Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado.

      IN WITNESS WHEREOF, the Consultant and the Company have caused this Agreement to be executed and delivered as of the first date mentioned above.

                                          THE COMPANY:

                                          PANORAMIC CARE MANAGER, INC.



                                          By:__________________________________
                                             President


                                          THE CONSULTANT:

                                          BOLDER VENTURE PARTNERS, LLC



                                          By:__________________________________
                                             Manager


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